      As filed with the Securities and Exchange Commission on May 29, 1997

                                          Registration Statement No. 333-_______

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             Registration Statement Under The Securities Act of 1933

                             WANG LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                     04-2192707
    -------------------------------                     -------------------
    (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                     Identification No.)

                            600 TECHNOLOGY PARK DRIVE
                         BILLERICA, MASSACHUSETTS 01821
                                 (508) 967-5000
                         ------------------------------

   (Address, including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                             ALBERT A. NOTINI, ESQ.
                             SENIOR VICE PRESIDENT,
                          GENERAL COUNSEL AND SECRETARY
                             WANG LABORATORIES, INC.
                            600 TECHNOLOGY PARK DRIVE
                         BILLERICA, MASSACHUSETTS 01821
                                 (508) 967-5000
                         ------------------------------

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:

                            PATRICK J. RONDEAU, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                   CALCULATION OF REGISTRATION FEE
=======================================================================================================
Title of Shares to     Amount to be       Proposed Maximum        Proposed Maximum         Amount of
be Registered          Registered         Aggregate Price per     Aggregate Offering       Registration
                                          Share                   Price                    Fee
-------------------------------------------------------------------------------------------------------
Common Stock,          303,030            $23.00                  $6,969,690               $2,403.34
$0.01 par value
=======================================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION; DATED MAY 29, 1997

PROSPECTUS

                         303,030 SHARES OF COMMON STOCK,
                                 $0.01 PAR VALUE

                             WANG LABORATORIES, INC.

         This Prospectus covers the issuance of 303,030 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of Wang Laboratories, Inc. (the "Company") to Microsoft Corporation ("Microsoft") pursuant to the exercise of a warrant to be issued to Microsoft.


THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is _______________, 1997.

                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

         "Wang" is a registered trademark of Wang Laboratories, Inc. The text of this prospectus also contains references to trademarks of other companies.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996;

         (2) The Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997;

         (3) The Company's Current Reports on Form 8-K dated May 10, 1996 (as amended by Form 8 - K/A filed on July 2, 1996), July 24, 1996, August 13, 1996 and August 29, 1996 (as amended by Form 8 - K/A filed on November 12, 1996), January 29, 1997, and March 17, 1997; and

         (4) The Company's Registration Statement on Form 8-A dated September 27, 1993 registering the Common Stock under Section 12(g) of the Exchange Act.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of


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

the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary of the Company, 600 Technology Park Drive, Billerica, Massachusetts, 01821, telephone (508) 967-5000.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


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


                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully by potential investors in evaluating an investment in the Common Stock offered hereby.

         IMPLEMENTATION OF BUSINESS STRATEGY. The Company's business strategy is to increase the revenues and margins it realizes from providing network services to customers and clients and to build upon that growth through appropriate strategic alliances and acquisitions designed to complement Wang's core competencies. The Company's ability to implement this strategy fully over the long term, and the ultimate success of this strategy, are subject to a broad range of uncertainties and contingencies, many of which are beyond the Company's control. The Company may not be able to achieve the revenue growth it is seeking as a result of an inability to obtain new customer contracts or the inability to deliver the required services in a timely manner under such contracts. In addition, there can be no assurance that the Company will be able to implement strategic relationships or acquisitions, or, if entered into, that such strategic relationships or acquisitions will in fact further the implementation of the Company's business strategy. The Company's existing strategic relationships with Microsoft Corporation ("Microsoft") and Cisco Systems, Inc. ("CISCO") are subject to a variety of uncertainties, including possible evolutions in technology, business relationships or strategic plans of the parties which may, in the future, result in the termination of, or a change in the nature of or in the expectations with respect to, such strategic relationships. The Company's relationship with Microsoft also includes certain contractual obligations, which, if not satisfied, could allow Microsoft to terminate all or a portion of the relationship. In addition, there can be no assurance that any of the Company's acquisitions or strategic alliances will result in long-term benefits to the Company, or that the Company and its management will be able to effectively assimilate and manage the business of any acquired companies. The Company evaluates such transactions regularly, and one or more such transactions could occur at any time.

         Currently, a significant portion of the Company's revenues and gross margins are attributable to the servicing, upgrading and enhancement of its installed base of VS and other traditional proprietary systems. The Company expects the decline in revenue from traditional sources, including the acquired Bull proprietary product and service revenue streams (i.e. sales and services of proprietary and GCOS products) to continue during the current fiscal year at approximately 25%. As the Company's proprietary revenues decline, the loss of individual customers will have an increasingly significant effect on the rate of decline for any particular measurement period. The Company's continued growth is predicated on the business strategy described above (including the acquisition of new customer service and network integration businesses) more than offsetting the decline in revenues from traditional proprietary sources. To the extent that there are delays and difficulties in the implementation of the Company's strategy, or that the decline in revenues from proprietary sources is more rapid than anticipated, the Company's results of operations and the price of its equity securities could be adversely affected.

         DEPENDENCE ON KEY PERSONNEL. The Company depends to a significant extent on key management and technical personnel. The Company's growth and future success will depend in large part on its ability to attract, motivate and retain highly qualified personnel, particularly, trained and experienced technical professionals capable of providing sophisticated network and outsourcing services. Competition for such personnel is intense and there can be no assurances that the Company will be successful in hiring, motivating or retaining such qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business, financial condition or results of operations.

         COMPETITION. The information technology ("IT") services industry, including the network and outsourcing service and support markets, is intensely competitive and undergoing rapid change. Worldwide competition is vigorous in all of the markets in which the Company does business. The Company's competitors are numerous and vary widely in market position, size and resources. Competitors differ significantly depending upon the market, customer and geographic area involved. In many of the Company's markets, traditional computer hardware manufacturing, communications and consulting


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

companies provide the most significant competition. The Company must also compete, particularly in the network services market, with other IT services businesses with more limited resources, but which have, in a number of cases, been able to develop a strong local or regional customer base. Many of the Company's competitors have substantially greater resources, including larger research and engineering staffs and larger marketing organizations, than those of the Company. There can be no assurance that the Company will be able to compete successfully against other companies that provide IT services.

         YEAR 2000 LIABILITY. The Company supplies computer systems to large organizations in the commercial and government markets, which include federal, state and local customers. Any failure of the Company's products to perform, including system malfunctions due to the onset of the calendar year 2000 (caused by a data structure problem that will prevent software from properly recognizing dates after the year 1999), could result in claims against the Company. Although the Company maintains computer software and services, errors and omissions insurance, a claim brought against the Company could have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, an increasing number of the Company's installed base of VS and other traditional proprietary systems could chose to convert to other calendar year 2000 compliant systems in order to avoid such malfunctions. An increasing rate of conversion would result in an increasing rate of decline of revenue associated with such proprietary systems, and could have a material adverse effect on the Company's business, financial condition or results of operations.

         POSSIBLE VOLATILITY OF PRICE OF COMMON STOCK. The market price of the Company's Common Stock has fluctuated significantly in the past and may continue to fluctuate in the future. Factors such as announcements of technological innovations or other developments concerning the Company, its competitors or other third parties, quarterly variations in the Company's results of operations, and changes in overall industry and economic conditions may all affect the market prices of the Common Stock and cause it to fluctuate significantly. Moreover, the Company's expense levels are based in part on expectations of future revenue levels, and a shortfall in expected revenue could therefore have a disproportionate adverse effect on the Company's net income. Furthermore, the market prices of the stocks of many high technology companies have experienced wide fluctuations that have not necessarily been related to the operating performance of the individual companies.

         DEPENDENCE ON GOVERNMENT REVENUE. In fiscal 1996 the Company derived approximately 22% of its revenues from branches or agencies of the United States government, and derived significant additional revenues from agencies of various foreign governments. A significant portion of the Company's United States federal government revenues comes from orders under government contract or subcontract awards, which involves the risk that the failure to obtain an award, or a delay on the part of the government agency in making the award or of ordering or paying for products or services under an awarded contract, could have a material adverse effect on the financial performance of the Company for the period in question. Other risks involved in government sales are the larger discounts (and thus lower margins) often involved in government sales, the unpredictability of funding for various government programs, and the ability of the government agency to unilaterally terminate the contract. Revenues from the United States government and government agencies are received under a number of different contracts and from a number of different government agencies and departments.

         INTERNATIONAL OPERATIONS. International revenues in recent years have accounted for a substantial portion of the Company's total revenues. The Company's international operations are subject to all of the risks normally associated with international sales, including changes in regulatory compliance requirements, compliance costs associated with International Standards Organization (ISO) 9000 quality control standards, special standards requirements, exposure to currency fluctuations, exchange rates, tariffs and other barriers, difficulties in staffing and managing international subsidiary operations, potentially adverse tax consequences and country-specific product requirements. While the Company attempts to reduce its currency exposure, there can be no assurance that it will not experience significant losses on international currency fluctuations. In addition, effective intellectual property protection may not be available in every foreign country in which the Company distributes its own and other products and the loss of such protection could have a material adverse effect on the business of the Company.

         NATURE OF CONTRACTS. Many of the Company's commercial contracts are for a fixed price and are long-term in duration, which subjects the Company to substantial risks relating to unexpected cost increases and other factors outside the control of the Company. Revenues and profits on such contracts are recognized using estimates and actual results, when known, may differ materially from such estimates. In addition, IT outsourcing contracts in particular, often contain provisions that allow for termination for convenience, Service Level Agreement ("SLA") compliance, penalties and the competitive procurement process. Such contracts often require high expenditures and long lead times with no assurance of success.

         SUPERIOR RIGHTS OF PREFERRED STOCK. The Board of Directors of the Company is authorized under the Company's Certificate of Incorporation, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), in one or more series. Of the 5,000,000 authorized shares of Preferred Stock, 90,000 shares have been designated as 4 1/2% Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), all of which shares have been issued, and 143,750 shares have been designated as 6 1/2% Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock"), all of which shares have been issued. The rights of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of the Series A Preferred Stock and the Series B Preferred Stock and any other series of Preferred Stock that the Company may designate and issue in the future. In particular, before any payment or distribution is made to holders of Common Stock upon the liquidation, dissolution or winding-up of the Company, holders of both the Series A Preferred Stock and the Series B Preferred Stock are entitled to receive a liquidation preference of $1,000.00 per share, plus accrued and unpaid dividends. The holders of the Series A Preferred Stock and the Series B Preferred Stock also have various rights, preferences and privileges with respect to dividends, redemption, voting, conversion and registration under the Securities Act.

         ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation and By-Laws and the Delaware General Corporation Law contain certain provisions which could have the effect of delaying or preventing transactions that might result in a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then-current market price, and may limit the ability of stockholders to approve transactions that they deem to be in their best interests.

                                   THE COMPANY

         Wang (together with its subsidiaries, "Wang" or the "Company") provides world-wide information technology ("IT") services, including management consulting, systems development and integration, and support and outsourcing services for computer and telecommunication systems, local and wide area networks, and Internet and intranet operations. The Company provides life cycle services for network-centric computing which enable its customers to plan, deploy, manage and maintain their network and desktop computing environments. The Company's customers include businesses, institutions and governments that operate in heterogeneous technology environments at multiple locations.

Business Strategy

Wang's business strategy is:

- to continue to build a global IT services business by providing life cycle services for network-centric computing, including integration, support and outsourcing services for desktops and networks.
-    to continue to sell and provide support for multi-vendor products.
- to continue to provide support for current VS customers and GCOS customers and offer upgrades and interoperability options for such customers.

         Wang has a long history of providing office automation and systems integration services, including the design, project management, installation and ongoing support and administration of local and wide area networks. Additionally, the Company is a leading independent provider of maintenance and support services, application integration, and other value-added services to customers worldwide. With the acquisition and integration of BISS Limited, now operating as Wang I-Net Ltd. ("BISS"), I-NET, Inc. ("I-NET") and Advanced Paradigms, Inc. ("API"), Wang believes that it can provide a full suite of services, including IT outsourcing services. These services cover support for desktop, local area networks ("LANs") and wide area networks ("WANs") as well as the provision of high-end solutions and customized applications.

         Wang focuses on assisting customers in maximizing the effectiveness of their organizations through network-centric computing. Wang has designed, integrated and installed more than 5,000 LANs (since the mid-1980s) and 10,000 electronic mail systems (since the late 1970s) and 5,000 seats of Microsoft Exchange (both internally and for Company customers), around the world. Wang also helps customers procure and integrate client/server solution components. Through a number of relationships with major technology providers, including CISCO, IBM, Hewlett-Packard, Novell, Packard Bell and Compaq, Wang offers customers leading hardware and software on a "one-stop" basis. The Company has extensive LAN and office network design and implementation expertise. Wang employees and consultants design and manage the installation, maintenance and administration of complex, heterogeneous, multi-site interconnected office networks. Additionally, the Company provides specialty services to its desktop customers, offering both local and remote help desk support for hardware and software. The Company recently logged over 400,000 calls for customers and vendors worldwide in a single month.

         In fiscal 1996, Wang built upon its strength in the solutions integration business through the acquisition of BISS. At the time of acquisition, BISS, a United Kingdom company, was one of the leading independent network integrators that maintained the largest number of network professionals and business locations in the United Kingdom. BISS specializes in the design, implementation and support of network computing solutions. Through the integration of BISS with the Company's existing network integrating operations in the United Kingdom and Ireland, Wang is focusing on developing network infrastructure solutions, including LAN and WAN interconnection, client/server architecture and network management solutions.

         In fiscal 1997, Wang added substantially to its networking expertise and market position by acquiring I-NET and API. The Company believes that I-NET possesses excellent LAN and WAN design,


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

implementation and operations skills. Through I-NET, Wang provides services that include enterprise network integration and operations, network management, LAN and WAN communications, document management services and IT outsourcing. With the addition of API, Wang strengthened its ability to provide complex services, including network architecture and design installation. The Company believes that as a result of the combination of Wang, I-Net, BISS and API the Company is positioned as a leading provider of IT services including computer networking and outsourcing services.

         The Company believes that Wang Government Services, Inc., a wholly-owned Wang subsidiary formerly known as Wang Federal, Inc., is one of the top providers of systems integration products and services to the United States federal government. Wang Government Services has a long history of delivering to United States government departments and agencies a wide range of information technology products and services, from large centralized systems to distributed information networks. It is involved with numerous civilian and military organizations in developing, installing and maintaining their mission critical systems. Major customers of Wang Government Services include the Department of Defense and each of the military services; the Department of State; the General Services Administration; and the Department of Commerce and Transportation. Wang Government Services' major contracts for the United States government include the Database Machine Contract which provides numerous civilian and Department of Defense agencies with contemporary information technology products and services; the Pension Benefits Guaranty Corporation's accounting system and NASA's payload management systems for the space shuttle.

         In addition to its networking and integration services, the Company sells and supports third-party hardware and software products, provides maintenance services to the Company's VS customers and for the Bull GCOS customers and installs and supports office networks. As part of its strategy in the multi-vendor services market, the Company targets growth segments of the market, including services for desktop systems, helpdesk and service and support for high-end UNIX systems. To implement this strategy, the Company is continuing to support VS and GCOS customer transition strategies from existing proprietary systems to client/server applications and to service the needs of its VS minicomputer customers by offering upgrade software, service and open system coexistence and migration software. In fiscal 1996, the Company acquired Dataserv, a leading provider of computer maintenance and support services for point-of-sale retail scanners and registers and popular industry-standard servers and desktop products, as well as application helpdesk and network integration services. Dataserv services companies in the banking and financial services, insurance, retail and manufacturing industries.

         The Company offers a full range of services and support for major information technology manufacturers and suppliers in the client/server marketplace. The Company provides on-site and logistics and distribution services for numerous server/desktop systems and peripherals manufacturers (Dell, Canon, NEC, Packard Bell, Printronix and Zenith Data Systems) and manufacturers of networking products (CISCO and Novell), help desk services (NEC, Packard Bell and Hughes Network Systems), and professional services (GE Capital and Hughes Network Systems). In addition, the Company offers end user service and support on more than 3,500 third party products from more than 300 manufacturers through its worldwide network of high quality, well-trained customer engineers, telephone support centers and logistics operations. The Company employs more than 8,000 technical support professionals worldwide, and offers support from more than 130 countries throughout the world.

         The Wang-Microsoft alliance announced in April 1995 and the acquisition of API (an award-winning supplier of Microsoft services) expands Wang's role as an authorized provider of a full range of end-user support services for Microsoft products. This support includes on-site network design and installation consulting, network integration, migration support, workflow and imaging services. In addition, Wang has provided end-user help desk services for Windows 95 users in Australia since the product's introduction in August 1995.

         A significant source of the Company's revenue continues to be derived from the servicing, upgrading and enhancement of its installed base of its VS systems. The introduction of several new


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

processors, such as the VS6230 Turbo upgrade in 1994 and the VS16000 Model 850 in 1996 as well as enhanced peripherals, an improved operating system and expanded support services is evidence of Wang's continuing commitment to its VS customers. Additionally, the Company has enhanced certain VS applications to offer coexistence with and migration to new work management software products. The Company's support for its VS line not only allows customers to continue to benefit from their VS investments, but also facilitates their transition to open systems when, or if, they desire. Wang maintains an electronic main gateway between Microsoft's Exchange communication server product and Wang's VS Office. This allows the large installed base of VS Office users to coexist with Microsoft Mail and Exchange users. Wang provides service and support on an exclusive basis to users of Bull GCOS platforms in the United States (including the United States government), Canada, Mexico and Australia. While the Company fully intends to continue supporting and servicing these important customer groups, the Company expects that revenues from servicing and enhancing its installed base of VS systems and Bull GCOS platforms, will continue to decline.

         The Company sells its services offerings predominantly through a direct sales effort. Wang's direct sales force sells to both end-user customers as well as large OEMs.

         Wang Laboratories, Inc. is a Delaware corporation. The Company's principal office is located at 600 Technology Park Drive, Billerica, Massachusetts 01821 and its telephone number is (508) 967-5000.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

                              PLAN OF DISTRIBUTION

         The Common Stock covered hereby will be sold to Microsoft Corporation in connection with the exercise of a Warrant to be issued to Microsoft by the Company. The Warrant will provide for the purchase by Microsoft of up to one million shares of Common Stock at an exercise price of $23.00 per share. Microsoft will be entitled to exercise the Warrant, in whole or in part, anytime after June 15, 1997 and on or before the Mandatory Redemption Date or Mandatory Conversion Date of the Company's 4 1/2% Series A Cumulative Convertible Stock (as such terms are defined in the Company's Certificate of Incorporation, as amended). The Warrant will be exercisable only on a "net" basis wherein Wang will issue to Microsoft a number of shares of Common Stock (the "Shares") having a market value equal to the difference between (x) the market value of the aggregate number of shares of the Company's Common Stock as to which the Warrant is being converted and (y) the exercise price of the aggregate number of shares of the Company's Common Stock as to which the Warrant is being exercised. For purposes of the Warrant the market value of the Company's Common Stock shall be equal to the ten trading day average closing price up to and including the day preceding the date on which Microsoft elects to exercise the Warrant. The Company lists its Common Stock on the Nasdaq National Market. The Company will pay the expenses incurred in connection with this offering.

         The public offering by the Company of the shares covered hereby will terminate on April 11, 1998.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts.

                                     EXPERTS

         The consolidated financial statements and schedule of Wang Laboratories, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of I-NET, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of DataServ, Inc. as of December 31, 1995 and 1994, and for each of the years in the two-year period ended December 31, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Nature of Expense                                             Amount to be Paid

         SEC registration fee                                      $ 2,404
         Legal and
           accounting fees and
           expenses of the Company                                   6,000
         Printing fees and expenses                                  3,000
         Miscellaneous                                                 500
                                                                   -------
            TOTAL                                                  $11,909

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article Tenth of Registrant's Certificate of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16.  EXHIBITS


Exhibit
Number
-------

2.1(1)   Amended and Restated Reorganization Plan dated September 20, 1993
4.1(2)   Certificate of Incorporation, as amended to date
4.2(3)   Bylaws of Registrant, as amended to date
4.3(4)   Form of Stock Certificate for Common Stock
5.1      Opinion of Hale and Dorr LLP
23.1     Consent of Ernst & Young LLP
23.2     Consent of KPMG Peat Marwick LLP
23.3     Consent of Coopers & Lybrand L.L.P.
23.4     Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1     Power of Attorney (appears on signature page)

---------------------
(1) Filed as an exhibit to the Registrant's Registration Statement on Form 8-A filed on September 27, 1993 and incorporated herein by reference.
(2) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 and incorporated herein by reference.
(3) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994 and incorporated herein by reference.
(4) Filed as an exhibit to the Registrant's Form 8-A filed on September 27, 1993 and incorporated herein by reference

ITEM 17.  UNDERTAKINGS

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, Commonwealth of Massachusetts this 29th day of May, 1997.

                                         WANG LABORATORIES, INC.

                                             /s/ Franklyn A. Caine
                                         By: ___________________________________
                                             Franklyn A. Caine
                                             Executive Vice President and
                                             Chief Financial Officer


                        SIGNATURES AND POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Franklyn A. Caine, Albert A. Notini and John A. Burgess, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Wang Laboratories, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on this 29th day of May, 1997, in the capacities indicated:

         Signature                            Title                    Date

/s/ Joseph M. Tucci               Chairman of the Board, Chief      May 29, 1997
____________________________      Executive Officer and Director
Joseph M. Tucci                   (Principal Executive Officer)

/s/ Franklyn A. Caine             Executive Vice President and      May 29, 1997
____________________________      Chief Financial Officer
Franklyn A. Caine                 (Principal Financial Officer
                                  and Principal Accounting
                                  Officer)

/s/ David A. Boucher              Director                          May 29, 1997
____________________________
David A. Boucher

/s/ Michael W. Brown              Director                          May 29, 1997
____________________________
Michael W. Brown

/s/ Marcia J. Hooper              Director                          May 29, 1997
____________________________
Marcia J. Hooper

         Signature                Title                 Date

/s/ Joseph J. Kroger              Director           May 29, 1997
____________________________
Joseph J. Kroger

/s/ Raymond C. Kurzweil           Director           May 29, 1997
____________________________
Raymond C. Kurzweil

/s/ Axel J. Leblois               Director           May 29, 1997
____________________________
Axel J. Leblois

/s/ Frederick A. Wang             Director           May 29, 1997
____________________________
Frederick A. Wang

                                  EXHIBIT INDEX

Exhibit
Number
-------

2.1(1)   Amended and Restated Reorganization Plan dated September 20, 1993
4.1(2)   Certificate of Incorporation, as amended to date
4.2(3)   Bylaws of Registrant, as amended to date
4.3(4)   Form of Stock Certificate for Common Stock
5.1      Opinion of Hale and Dorr LLP
23.1     Consent of Ernst & Young LLP
23.2     Consent of Coopers & Lybrand L.L.P.
23.3     Consent of KPMG Peat Marwick LLP
23.4     Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1     Power of Attorney (appears on signature page)

---------------------
(1) Filed as an exhibit to the Registrant's Registration Statement on Form 8-A filed on September 27, 1993 and incorporated herein by reference.
(2) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 and incorporated herein by reference.
(3) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994 and incorporated herein by reference.
(4) Filed as an exhibit to the Registrant's Form 8-A filed on September 27, 1993 and incorporated herein by reference


15